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                                                                 EX. (99)(d)(vi)


                                 SA FUNDS TRUST
                        INVESTMENT SUB-ADVISORY AGREEMENT

     This Investment Sub-Advisory Agreement (the "Agreement") is made as of the ___ day of October, 2000 by and between Assante Asset Management Inc. ("Adviser") and Alliance Capital Management L.P. acting through its Bernstein Investment Research and Management unit ("Sub-Adviser").

                               W I T N E S S E T H

     WHEREAS, Adviser is the investment adviser of the SA Funds Trust (the "Fund Group"), an open-end diversified, management investment company organized as a Delaware business trust and registered under the Investment Company Act of 1940, as amended (the "1940 Act"), currently consisting of numerous separate series or portfolios;

     WHEREAS, Adviser desires to retain Sub-Adviser to furnish investment advisory services for the portfolio (the "Portfolio") identified in Exhibit A hereto, as such Exhibit may be amended from time to time.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

     1. APPOINTMENT. Adviser hereby appoints Sub-Adviser to provide certain sub-investment advisory services to the Portfolio for the period and on the terms set forth in this Agreement. Sub-Adviser hereby accepts such appointment and agrees to furnish the services on the terms set forth in this Agreement.

     2. SUB-ADVISER SERVICES. Subject always to the supervision of the Fund Group's Board of Trustees and Adviser, Sub-Adviser will furnish an investment program in respect of, and make investment decisions for, such portion of the assets of the Portfolio as Adviser shall from time to time designate (such portion is referred to herein as a "Portfolio Segment") and place all orders for the purchase and sale of securities on behalf of the Portfolio Segment. In the performance of its duties, Sub-Adviser will satisfy its fiduciary duties to the Portfolio and will monitor the Portfolio Segment's investments, and will comply with the stated investment objectives, policies and restrictions of the Portfolio as set forth in the prospectus and Statement of Additional Information for the Portfolio, as amended from time to time, as well as any other written objectives, policies or limitations as may be provided to and accepted by Sub-Adviser from Adviser in writing from time to time.

     Sub-Adviser will provide reports at least quarterly to the Fund Group's Board of Trustees and to Adviser. Sub-Adviser will make its officers and employees available to Adviser and the Board of Trustees from time to time at reasonable times to review investment policies of the Portfolio with respect to the Portfolio Segment and to consult with Adviser regarding the investment affairs of the Portfolio Segment.

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     Sub-Adviser agrees that it:

     (a) will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

     (b) will comply with all applicable provisions of the 1940 Act and rules and regulations of the Securities and Exchange Commission in all material respects and in addition will conduct its activities under this Agreement in accordance, with any applicable laws and regulations of any governmental authority pertaining to its investment advisory activities;

     (c) is authorized to and will select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Portfolio Segment and is hereby authorized as the agent of the Portfolio to give instructions to the Fund Group's custodian as to deliveries of securities or other investments and payments of cash of the Portfolio Segment for the account of the Portfolio. In making such selection, Sub-Adviser is directed to use its best efforts to obtain best execution, taking into account all appropriate factors, including price, dealer spread or commission, size and difficulty of the transaction and research or other services provided. It is understood that Sub-Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Portfolio, or be in breach of any obligation owing to the Portfolio under this Agreement, or otherwise, solely by reason of its having caused the Portfolio to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction of the Portfolio in excess of the amount of commission another member of an exchange, broker or dealer would have charged if Sub-Adviser determined in good faith that the commission paid was reasonable in relation to the brokerage and research services provided by such member, broker, or dealer, viewed in terms of that particular transaction or Sub-Adviser's overall responsibilities with respect to the accounts as to which it exercises investment discretion;

     (d) is authorized to consider for investment by the Portfolio Segment securities that may also be appropriate for other clients served by Sub-Adviser. To assure fair treatment of the Portfolio Segment and all other clients of Sub-Adviser in situations in which two or more clients' accounts participate simultaneously in a buy or sell program involving the same security, such transactions will be allocated among the Portfolio Segment and other clients in a manner deemed equitable by Sub-Adviser. Sub-Adviser is authorized to aggregate purchase and sale orders for securities held (or to be held) in the Portfolio Segment with similar orders being made on the same day for other eligible client accounts or portfolios managed by Sub-Adviser. When an order is so aggregated, the actual prices applicable to the aggregated transaction will be averaged and the Portfolio Segment and each other account or portfolio participating in the aggregated transaction will be treated as having purchased or sold its portion of the securities at such average price. Adviser and the Fund Group understand that Sub-Adviser may not be able to aggregate transactions through brokers or dealers designated by Adviser with transactions through brokers or dealers selected by Sub-Adviser, in which event the prices paid or

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     received by the Portfolio Segment will not be so averaged and may be higher or lower than those paid or received by other accounts or portfolios of Sub-Adviser;

     (e) will report regularly to Adviser and to the Fund Group's Board of Trustees and will make appropriate persons available for the purpose of reviewing with representatives of Adviser and the Board of Trustees on a regular basis at reasonable times the management of the Portfolio Segment, including without limitation, review of the, general investment strategies of the Portfolio Segment, the performance of the Portfolio Segment in relation to standard industry indices and general conditions affecting the marketplace, and will provide various other reports from time to time as reasonably requested by Adviser;

     (f) will vote all proxies with respect to securities in the Portfolio Segment; and

     (g) will act upon reasonable instructions from Adviser which, in the reasonable determination of Sub-Adviser, are not inconsistent with Sub-Adviser's fiduciary duties under this Agreement.

     3. EXPENSES. During the term of this Agreement, Sub-Adviser will provide the office space, furnishings, equipment and personnel required to perform its activities under this Agreement, and will pay all customary expenses incurred by it in connection with its activities under this Agreement, which shall not include the cost of securities (including brokerage commissions, if any) purchased for the Portfolio Segment.

     4. COMPENSATION. For the services provided under this Agreement, Adviser will pay Sub-Adviser a sub-advisory fee computed and paid as set forth in Exhibit B hereto.

     5. OTHER SERVICES. Sub-Adviser will for all purposes herein be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent Adviser, the Fund Group or a Portfolio or otherwise be deemed an agent of Adviser, the Fund Group or a Portfolio. Adviser understands and has advised the Fund Group's Board of Trustees that Sub-Adviser acts as an investment adviser or sub-investment adviser to other investment companies and other advisory clients. Sub-Adviser understands that during the term of this Agreement Adviser may retain one or more other sub-advisers with respect to any portion of the assets of a Portfolio other than the Portfolio Segments.

     6. AFFILIATED BROKER. In connection with the purchase or sale of securities or other investments for the Portfolio Segment, Sub-Adviser may allocate orders for purchase and sale transactions to any broker-dealer affiliated with Sub-Adviser ("Affiliated Broker"), and may cause the Portfolio or the Fund Group to compensate an Affiliated Broker for effecting such transactions, subject to: (a) the requirement that the Affiliated Broker seek to obtain best execution as set forth above; (b) compliance with procedures adopted by the Fund Group pursuant to Rule 17e-1 under the 1940 Act; (c) the provisions of the Investment Advisers Act of 1940, as amended (the "Advisers Act"); (d) the provisions of the Securities Exchange Act of


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1934, as amended; and (e) other applicable provisions of law. Subject to the requirements of applicable law and any procedures adopted by the Fund Group's Board of Trustees, an Affiliated Broker may receive brokerage commissions, fees or other remuneration from the Portfolio or the Fund Group for such services in addition to Sub-Adviser's fees for services under this Agreement.

     Sub-Adviser understands that any broker-dealer affiliated with another investment adviser to the same Portfolio (i.e., with respect to another portfolio segment) is subject to the same limitations. Adviser will inform Sub-Adviser of any such Portfolio affiliated broker-dealers.

     Adviser or the Fund Group may revoke any or all of the consents and authorizations given hereby at any time and without penalty by providing written notice to Sub-Adviser.

     7. REPRESENTATIONS OF SUB-ADVISER. Sub-Adviser represents and warrants that it is registered with the Securities and Exchange Commission under the Advisers Act. Sub-Adviser agrees that it shall remain so registered throughout the term of this Agreement and shall notify Adviser immediately if Sub-Adviser ceases to be so registered as an investment adviser. Sub-Adviser will advise Adviser of any change in the membership of its general partners within a reasonable time after any such change. Sub-Adviser further represents and warrants that it: (a) is duly organized and validly existing under the laws of the state of its organization with the power to own and possess its assets and carry on its business as it is now being conducted; (b) has the authority to enter into and perform the services contemplated by this Agreement; (c) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (d) has met, and will continue to seek to meet for the duration of this Agreement, any other applicable federal or state requirements, and the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform its services under this Agreement; and (e) will promptly notify Adviser of the occurrence of any event that would disqualify it from serving as an investment adviser to an investment company pursuant to Section 9(a) of the 1940 Act. In addition, Sub-Adviser represents that it has provided Adviser with copies of each of the following documents: (i) Sub-Adviser's Form ADV as filed with the Securities Exchange Commission; and (ii) separate lists of persons who Sub-Adviser wishes to have authorized to give written and/oral instructions to the custodians of the Fund Group's assets for the Portfolio. Sub-Adviser will furnish Adviser from time to time with copies, properly certified or otherwise authenticated, of all material amendments of or supplements to the foregoing, if any. Such amendments or supplements as to items (i) through (ii) will be provided within 10 days of the time such materials became available to Sub-Adviser.

     8. BOOKS AND RECORDS. Sub-Adviser will maintain, in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to the Portfolio Segment's investments that are required to be maintained by the Fund Group pursuant to the requirements of paragraphs (b)(5), (b)(6), (b)(7), (b)(9),
(b)(10) and (f) of Rule 3la-1 under the 1940 Act. Sub-Adviser agrees that all books and records which it maintains In connection with its management of the Portfolio Segments are the property of the Fund Group and further agrees to surrender promptly to the Adviser or the Fund Group any such books, records or information


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upon the Adviser's or the Fund Group's request (provided, however, that
Sub-Adviser may retain copies of such records). All such books and records shall be made available, under reasonable notice, to the Fund Group's accountants or auditors during regular business hours at Sub-Adviser's offices. Adviser and the Fund Group or either of their authorized representative shall have the right to copy any records in the possession of Sub-Adviser which pertain to the Portfolio or the Fund Group. Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations, In the event of the termination of this Agreement, all such books, records or other information shall be returned to Adviser or the Fund Group, provided, however, that Sub-Adviser may retain copies of such records.

     Sub-Adviser agrees that it will not disclose or use any records or confidential information obtained pursuant to this Agreement in any manner whatsoever except as authorized in this Agreement or in writing by Adviser or the Fund Group, or if such disclosure is required by federal or state, regulatory authorities. Sub-Adviser may disclose the investment performance of the Portfolio Segment, provided that such disclosure does not reveal the identity of Adviser, the Portfolio or the Fund Group. Sub-Adviser may, however, disclose that Adviser, the Fund Group and the Portfolio are its clients.

     9. CODE OF ETHICS. Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide Adviser and the Fund Group with a copy of such code. Within 20 days of the end of each calendar quarter during which this Agreement remains in effect, an officer of Sub-Adviser shall certify to Adviser or the Fund Group that the procedures it has in place are reasonable to ensure compliance with its code of ethics, that its code of ethics continues to contain the necessary requirements to satisfy Rule 17j-1, and that there have been no violations of Sub-Adviser's code of ethics or, if any violation has occurred, the nature of such violation and of the action taken in response to such violation.

     10. LIMITATION OF LIABILITY. Neither Sub-Adviser nor any of its directors, officers, stockholders, agents or employees shall have any liability to Adviser, the Fund Group or any shareholder of the Fund Group for any error of judgment, mistake of law, or loss arising out of any investment, or for any other act or omission in the performance by Sub-Adviser of its duties hereunder, except for liability resulting from willful misfeasance, bad faith, or gross negligence on Sub-Adviser's part in the, performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

     Sub-Adviser agrees to indemnify and defend Adviser, its officers, directors, employees and any person who controls Adviser for any loss or expense (including reasonable attorneys' fees) arising out of or in connection with any action, suit or proceeding relating to any actual or alleged material misstatement or omission in the Fund Group's registration statement, any proxy statement, or any communication to current or prospective investors in the Portfolio if such material misstatement or omission was made in reliance upon and in conformity with written information furnished by Sub-Adviser to Adviser or the Fund Group.



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     Adviser agrees to indemnify and defend Sub-Adviser, its officers, directors, employees and any person who controls Sub-Adviser for any loss or expense (including reasonable attorneys' fees) arising out of or in connection with any action, suit or proceeding relating to any actual or alleged material misstatement or omission in the Fund Group's registration statement, any proxy statement, or any communication to current or prospective investors in the Portfolio (other than any material misstatement or omission made in reliance upon and in conformity with written information furnished by Sub-Adviser to Adviser or the Fund Group).

     11. TERM AND TERMINATION. This Agreement shall become effective with respect to the Portfolio Segment on the first date that the Adviser transfers assets to, and the same are confirmed by, the Sub-Advisor representing any part of the Portfolio Segment, and shall remain in full force for two years thereafter, unless sooner terminated, as hereinafter provided. This Agreement shall continue in force from year to year thereafter with respect to the Portfolio, but only as long as such continuance is specifically approved for the Portfolio at least annually in the manner required by the 1940 Act and the rules and regulations thereunder; provided, however, that if the continuation of this Agreement is not approved for a Portfolio, Sub-Adviser may continue to serve in such capacity for such Portfolio in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

     This Agreement shall terminate as follows:

     (a) This Agreement shall automatically terminate in the event of its assignment (as defined in the Advisers Act) (subject to such superceding terms and provisions as may apply by SEC exemptive order),

     (b) This Agreement may be terminated at any time without the payment of any penalty by Adviser or by Sub-Adviser on sixty days written notice to the other party. This Agreement may also be terminated by the Fund Group with respect to the Portfolio by action of the Board of Trustees or by a vote of a majority of the outstanding voting securities of the Portfolio (as defined in the 1940 Act) on sixty days written notice to Sub-Adviser by the Fund Group.

     (c) This Agreement may be terminated with respect to the Portfolio at any time without payment of any penalty by Adviser, the Board of Trustees or a vote of majority of the outstanding voting securities of such Portfolio in the event that Sub-Adviser or any officer or director of Sub-Adviser has taken any action which results in a material breach of the covenants of Sub-Adviser under this Agreement.

     (d) This Agreement shall automatically terminate in the event the investment management agreement between Adviser and the Fund Group with respect to a Portfolio is terminated, assigned or not renewed.

     Termination of this Agreement shall not affect the right of Sub-Adviser to receive payments of any unpaid balance of the compensation described in Section 4 earned prior to such termination.


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     12.  NOTICE. Any notice under this Agreement by a party shall be in writing, addressed and personally delivered, mailed postage prepaid, or sent by facsimile transmission with confirmation of receipt, to the other party at such address as such other party may designate in writing for the receipt of such notice.

     13. ADVISER REPRESENTATIONS AND RESPONSIBILITY. Adviser represents and warrants that it has all requisite power and authority to execute, deliver and perform this Agreement, that the execution and delivery of this Agreement has been duly authorized and when so executed and delivered will be binding upon Adviser in accordance with its terms. Adviser will deliver to Sub-Adviser such evidence of its authority with respect to this Agreement as Sub-Adviser may reasonably require, whether by way of a certified resolution or otherwise. Adviser will provide Sub-Adviser with copies of the Fund Group's constituent documents, prospectus, and Statement of Additional Information and any amendment thereto, and any objectives, policies or limitations not appearing therein as they may be relevant to Sub-Adviser's performance under this Agreement; provided, however, that no changes or modifications to the foregoing shall be binding on Sub-Adviser until it is notified thereof.

     16. MISCELLANEOUS. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and may be amended only by written consent of both parties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement is held or made, invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement will be binding upon and shall inure to the benefit of the parties and their respective successors.



                {Remainder of this page left intentionally blank}



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     17.  APPLICABLE LAW. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of New York.

     IN WITNESS WHEREOF, Adviser and Sub-Adviser have caused this Agreement to be executed as of the date and year first above written.


                                       ASSANTE ASSET MANAGEMENT INC.

                                       By: _______________________________
                                             Name:
                                             Title:


                                       ALLIANCE CAPITAL MANAGEMENT L.P.

                                       By: Alliance Capital Management
                                             Corporation, its General Partner

                                       By: _______________________________
                                             Name:
                                             Title:



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                                    EXHIBIT A

                                  PORTFOLIO(S)
                      SA U.S. Large Cap Value Strategy Fund




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                                    EXHIBIT B

                                  FEE SCHEDULE

Adviser shall pay Sub-Adviser with respect to the Portfolio Segment each calendar month during the term of this Agreement, a fee based on the average daily net assets of the Portfolio Segment, at the following annual rates:

     .600% of the first $10 million of assets under management; .500% on the next $15 million of assets under management; .400% on the next $25 million of assets under management; .300% on the next $50 million of assets under management, .250% on the next $50 million of assets under management; .225% on the next $50 million of assets under management; .200% on the next $50 million of assets under management; .175% on the next $50 million of assets under management; and .150% of assets under management thereafter.

Sub-Adviser's fee shall be accrued daily at 1/365th of the annual rate set forth above. For the purpose of accruing compensation, the net assets of the Portfolio Segment will be determined in the manner and on the dates set forth in the current prospectus of the Fund Group with respect to the Portfolio and, on days on which the net assets are not so determined, the net asset value computation to be used will be as determined on the immediately preceding day on which the net assets were determined. Upon the termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rata basis through the date of termination and paid within thirty business days of the date of termination.